UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934 (Amendment No. )

Filed by the Registrant ☒

Filed by a Party other than the Registrant ☐

Check the appropriate box:
☐ Preliminary Proxy Statement
☐ Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☐ Definitive Proxy Statement
☒ Definitive Additional Materials
☐ Soliciting Material Under Rule 14a-12

IMMUNOGEN, INC.
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):
☒ No fee required.
☐ Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.
(1) Title of each class of securities to which transaction applies:

(2) Aggregate number of securities to which transaction applies:

(3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

(4) Proposed maximum aggregate value of transaction:

(5) Total fee paid:

☐ Fee paid previously with preliminary materials.

☐

Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

(1) Amount Previously Paid:

(2) Form, Schedule or Registration Statement No.:

(3) Filing Party:

(4) Date Filed:

Persons who are to respond to the collection of information contained in this form are not required to respond unless the form displays a currently valid OMB control number.

October 26, 2004

VIA OVERNIGHT MAIL

Mr. Edward Corrao

Fidelity Management and Research Company

82 Devonshire Street

Boston, MA 02109

Re:          ImmunoGen, Inc. (the Company)
Restated Stock Option Plan

Dear Mr. Corroa:

This letter is in response to our telephone call today regarding the proposed amendment to the Company’s Restated Stock Option Plan (the Plan), which is Board Proposal No. 2 in the Company’s proxy statement for the Annual Meeting of Shareholders to be held on November 9, 2004.  Specifically, this letter responds to your concerns that the proposed form of the Plan, 1) allows for the option price per share of a Non-Qualified option to be granted at par value, and 2) does not contain an express provision that all future material amendments to the Plan require shareholder approval.

This letter confirms that management will recommend to the Compensation Committee of the Company’s Board of Directors that the Plan be amended such that the option price per share of a Non-Qualified option shall not be less than fair market value on the date of grant. Additionally, this letter confirms that management will recommend to the Compensation Committee of the Company’s Board of Directors that the Plan be amended to require shareholder approval of material amendments to the Plan.

Sincerely,

/s/ Mitchel Sayare